SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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[ ]	Definitive Proxy Statement
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[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Redwood Trust, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s)Filing Proxy Statement, if other than the Registrant)

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RWT
REDWOOD TRUST, INC.
591 Redwood Highway, Suite 3100
Mill Valley, California 94941
(415) 389-7373

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders

of Redwood Trust, Inc.

      You are cordially invited to attend the Annual Meeting of Stockholders of Redwood Trust, Inc., a Maryland corporation (the Company), to be held on Thursday, May 9, 2002, at 11:00 a.m., PDT, at the Acqua Hotel, 555 Redwood Highway, Mill Valley, California, for the following purposes:

1.	To elect two Class II directors to serve until the Company’s Annual Meeting of Stockholders to be held in 2005 and until such directors’ successors are elected and qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2002;

3.	To approve the 2002 Redwood Trust, Inc. Incentive Stock Plan;

4.	To approve the 2002 Redwood Trust, Inc. Employee Stock Purchase Plan; and

5.	To transact such other business as may properly come before the Annual Meeting or at any adjournments thereof.

      A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. The Board of Directors has fixed the close of business on March 29, 2002, as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

      Management desires to have a maximum representation of stockholders at the Annual Meeting. The Company may incur substantial additional proxy solicitation costs if a sufficient number of proxies are not returned in advance of the Annual Meeting. In order that your shares may be represented at the Annual Meeting, management respectfully requests that you date, execute, and promptly mail the enclosed proxy in the accompanying postage-paid envelope or vote by telephone or via the Internet as instructed on the proxy. A proxy may be revoked by a stockholder by notice in writing to the Secretary of the Company at any time prior to its use, by presentation of a later-dated proxy, or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors

-s- Harold F. Zagunis
HAROLD F. ZAGUNIS
Secretary

Mill Valley, California

April 8, 2002

YOUR VOTE IS IMPORTANT.

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN
YOUR PROXY IN THE ENCLOSED ENVELOPE OR VOTE BY
TELEPHONE OR VIA THE INTERNET AS INSTRUCTED ON
THE PROXY.

RWT

REDWOOD TRUST, INC.
591 Redwood Highway, Suite 3100
Mill Valley, California 94941
(415) 389-7373

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 9, 2002

To Our Stockholders:

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Redwood Trust, Inc., a Maryland corporation (Company), for use at the Annual Meeting of Stockholders of the Company (Annual Meeting) to be held on Thursday, May 9, 2002 at 11:00 a.m., Pacific Daylight Time, at the Acqua Hotel, 555 Redwood Highway, Mill Valley, California, and any adjournments thereof. This Proxy Statement, the accompanying proxy card, and the Notice of Annual Meeting are being provided to stockholders beginning on or about April 8, 2002.

GENERAL INFORMATION

Solicitation of Proxies

      The enclosed proxy is solicited by the Board of Directors of the Company. The costs of this solicitation will be borne by the Company. Proxy solicitations will be made by mail, and also may be made by personal interview, telephone, facsimile transmission, and telegram on behalf of the Company by directors and officers of the Company. Banks, brokerage houses, nominees, and other fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to their beneficial owners. The Company does not expect to engage an outside firm to solicit votes, but if such a firm is engaged subsequent to the date of this Proxy Statement, the cost is estimated to be less than $10,000, plus reasonable out-of-pocket expenses.

Voting Rights

      Holders of shares of the Company’s common stock (Common Stock) at the close of business on March 29, 2002, the record date, are entitled to notice of, and to vote at, the Annual Meeting. On that date, 14,623,022 shares of Common Stock were outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote on each matter presented at the Annual Meeting. The presence, in person or by proxy, of stockholders representing a majority of the issued and outstanding stock entitled to vote constitutes a quorum for the transaction of business at the Annual Meeting. If a quorum is present, (i) a plurality of the votes cast at the Meeting is required for election as a director, and (ii) for each other matter, the affirmative vote of a majority of the votes cast with respect to such matter is required. Cumulative voting in the election of directors is not permitted. Abstentions are considered shares not voted, and therefore will have no legal effect on the outcome of matters presented at the Annual Meeting. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes.

Voting of Proxies

      Shares of the Common Stock represented by all properly executed (or otherwise designated) proxies received in time for the Annual Meeting will be voted in accordance with the choices specified in the proxies. Unless contrary instructions are indicated on the proxy, the shares will be voted FOR the election of the nominees named in this Proxy Statement as directors, FOR the ratification of PricewaterhouseCoopers LLP as the Company’s auditors, FOR the approval of the Company’s Incentive Stock Plan and FOR the approval of the Company’s Employee Stock Purchase Plan.

      Management and the Board of Directors of the Company know of no matters to be brought before the Annual Meeting other than as set forth herein. To date, no stockholders’ proposals have been received by the Company. However, if any other matters of which management and Board of Directors of the Company are not now aware are presented properly to the stockholders for action, it is the intention of the proxy holders named in the enclosed proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

Revocability of Proxy

      The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to the Secretary of the Company that the proxy is revoked, by presenting to the Company a later-dated proxy, or by attending the Annual Meeting and voting in person.

Annual Report

      The 2001 Annual Report including financial statements for the year ended December 31, 2001, which is being mailed to stockholders together with the Proxy Statement, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials.

      The 2001 Annual Report includes the annual report on Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission (SEC). Any exhibits listed in the Form 10-K will be furnished upon request at the actual expense incurred by the Company in furnishing such exhibit. Any such requests should be directed to the Company’s Secretary at the Company’s executive office set forth in this Proxy Statement.

ITEM 1 — ELECTION OF DIRECTORS

      The Company’s Articles of Incorporation and Bylaws provide for a classified Board of Directors comprised of Classes I, II and III. Class II directors are scheduled to be elected at the 2002 Annual Meeting to serve for a three-year term and until their successors are elected and duly qualified. The Company’s Bylaws further provide that, except in the case of a vacancy, a majority of the members of the Board of Directors and of any committee of the Board of Directors will be at all times be Directors who are not employed by the Company (Independent Directors). The nominees for Class II directors of the Board of Directors are set forth below. Unless authorization is withheld, the persons named as proxies will vote FOR the nominees for directors listed below unless otherwise specified by the stockholder. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below and against any other nominees. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as director. The nominees listed below already are serving as directors of the Company.

      The election to the Board of Directors of each of the nominees identified in this Proxy Statement will require a plurality of the votes cast, in person or by proxy, at the Annual Meeting.

      The Board of Directors unanimously recommends that stockholders vote FOR the nominees identified below.

Class II Nominees to Board of Directors

Name	Position With The Company

Douglas B. Hansen	President, Director
Charles J. Toeniskoetter	Director

      Certain biographical information regarding each nominee is set forth below along with biographical information for other directors.

      Douglas B. Hansen, age 44, is a founder of the Company and has served as President and a Director since 1994. From 1990 through 1997, Mr. Hansen was a Principal with GB Capital. GB Capital discontinued operating as a business in 1997. GB Capital assisted banks, insurance companies, and savings and loans in managing portfolios of securitized and unsecuritized mortgage loans, in arranging collateralized borrowings, in hedging balance sheet risks, and with other types of capital markets transactions. Mr. Hansen holds a B.A. degree in Economics from Harvard College and an M.B.A. from Harvard Business School.

      Charles J. Toeniskoetter, age 57, has been a Director of the Company since 1994. Mr. Toeniskoetter is the President of Toeniskoetter & Breeding, Inc. Development, a company which has developed, and owns and manages over $250 million of commercial and industrial real estate properties. He is also the President of Toeniskoetter & Breeding, Inc. Construction, a commercial and industrial construction company that has completed over $700 million of construction contracts since its founding. Mr. Toeniskoetter serves on the Board of the San Jose Water Company and a number of non-profit foundations and other community organizations. Mr. Toeniskoetter holds a B.S. degree in Mechanical Engineering from Notre Dame and an M.B.A. from Stanford University Graduate School of Business.

Current Directors — Terms Expiring In or After 2002

      Richard D. Baum, age 55, has been a Director of the Company since 2001. Mr. Baum is the President of Care West Insurance Company, a worker’s compensation company headquartered in Rocklin, California. Previously, Mr. Baum was the Chief Deputy Insurance Commissioner for the State of California. Prior to that, Mr. Baum was a Senior Vice President of Amfac, Inc., a diversified operating company engaged in various businesses including real estate development and property management. Mr. Baum holds a B.A. degree from Stanford University, an M.A. degree from the State University of New York, and a J.D. from George Washington University, National Law Center, Washington, D.C. Mr. Baum is a Class I Director whose term expires in 2004.

      Thomas C. Brown, age 53, has been a Director of the Company since 1998. Mr. Brown is currently an independent consultant. Mr. Brown was CEO of Rates Financial Network Inc. Prior to that, Mr. Brown was Executive Vice President, Marketing and Field Operations at PMI Mortgage Insurance Company in San Francisco. Mr. Brown has more than 20 years of senior management experience in real estate, mortgage finance, and investment banking. Prior to joining PMI in 1997, Mr. Brown was President, CEO and Director of Centerbank Mortgage Company based in Waterbury, CT. Before joining Centerbank in 1989, Mr. Brown held senior management positions at Goldome Realty Credit Corporation and Merrill Lynch and Company, where he was President of Merrill Lynch Huntoon Paige Inc. and Managing Director of the Real Estate Finance Group. Mr. Brown holds a B.S. degree from Boston University and an M.B.A. from the University of Buffalo. Mr. Brown is a Class III Director whose term expires in 2003.

      George E. Bull, age 53, is a founder of the Company and has served as Chairman of the Board and Chief Executive Officer of the Company since 1994. From 1983 through 1997, Mr. Bull was the President of George E. Bull, III Capital Management, Inc. (GB Capital). GB Capital ceased operating as a business in 1997. GB Capital assisted banks, insurance companies, and savings and loans in managing portfolios of securitized and unsecuritized mortgage loans, in arranging collateralized borrowings, in hedging balance sheet risks, and with other types of capital markets transactions. Mr. Bull holds a B.A. degree in Economics from University of California at Davis. Mr. Bull is a Class III Director whose term expires in 2003.

      Mariann Byerwalter, age 41, has been a Director of the Company since 1998. Ms. Byerwalter is currently Chairman of JDN Corporate Advisory LLC (a privately held advisory securities firm). Ms. Byerwalter was the Chief Financial Officer and Vice President for Business Affairs of Stanford University from 1996 to 2001. She serves as a director of The PMI Group, Inc., SRI International, the America First Companies in Omaha, LookSmart, the Lucille Packard Children’s Hospital, and the Stanford Hospital and Clinics. She also currently serves as a Trustee of SchwabFunds. From 1987 to 1996, Ms. Byerwalter was a partner and co-founder of America First Financial Corporation. Ms. Byerwalter was also the Chief Operating Officer, Chief Financial Officer and Director of America First Eureka Holdings, the holding company for EurekaBank, a publicly traded institution. She was the Chief Financial Officer of EurekaBank from 1993 to 1996 and was a member of its Board of Directors from 1988 until the company was sold in 1998. From 1984 to 1987 Ms. Byerwalter was a Vice President for Strategic Planning and Corporate Development at BankAmerica Corporation. From 1984 to 1987 she was a Vice President of the BankAmerica Venture Capital Corporation. Ms. Byerwalter holds a B.A. degree from Stanford University and an M.B.A. from Harvard Business School. Ms. Byerwalter is a Class I Director whose term expires in 2004.

      Thomas F. Farb, age 45, has been a Director of the Company since 1994. In 1998, Mr. Farb became General Partner and Chief Financial Officer of Summit Partners, a Boston-based private equity investment firm with a capital base of over $3.4 billion. From 1994 to 1998, Mr. Farb was the Executive Vice President of Finance, Chief Financial Officer, and Treasurer of Interneuron Pharmaceuticals, Inc., a publicly held pharmaceutical company. From 1992 to 1994, Mr. Farb was the Vice President of Finance and Corporate Development, Chief Financial Officer, and Controller of Cytyc Corporation, a publicly held medical device and diagnostics company. Mr. Farb is currently a director of HNC Software, Inc., a public company, and Saf-T-Med Corporation. Mr. Farb holds a B.A. degree from Harvard College. Mr. Farb is a Class II director whose term expires in 2002.

      David L. Tyler, age 64, has been a Director of the Company since 2001. Mr. Tyler has recently retired as the Executive Vice President, Director, and Chief Financial Officer of Interland Corporation, a private owner and developer of commercial centers and apartment communities. Interland owns and operates in excess of 5,000 multifamily units and over 2 million square feet of office space. Mr. Tyler holds a B.A degree from the University of California, Riverside and an M.B.A from the Graduate School of Business, University of California, Berkeley. Mr. Tyler is a Class I Director whose term expires in 2004.

Information Concerning the Board of Directors

      In 2001, the Audit Committee of the Board of Directors consisted of Mr. Toeniskoetter, Mr. Farb, and Mr. Tyler. The Audit Committee met ten times in 2001 in order to carry out its responsibilities as discussed below in the Audit Committee Report. The Board of Directors also has a Compensation Committee, which in 2001 consisted of Mr. Baum, Mr. Brown, Ms. Byerwalter, and Mr. Tyler. The Compensation Committee met five times in 2001 in order to carry out its responsibilities as discussed below in the Compensation Committee Report. The Board of Directors also established a Governance Committee in 2001, which consisted of Mr. Baum, Mr. Farb and Mr. Toeniskoetter. The Governance Committee met three times in 2001. The Company has no other standing committees of the Board of Directors.

      The Board of Directors held six regular meetings in 2001. Mr. Toeniskoetter attended thirteen of the nineteen meetings of the Board of Directors and the committees in which he served. No other director attended fewer than 75% of the meetings of the Board of Directors and the committees on which he or she served.

      The Directors who are not employed by the Company (Independent Directors) receive an annual fee of $20,000 per year, plus a fee of $1,000 for each meeting of the Board of Directors attended in person and $500 for each Board meeting attended telephonically. They may also be paid for each committee meeting attended in person or telephonically. They are also granted options to purchase shares of the Company’s Common Stock, which may include dividend equivalent rights (DERs), at the fair market value on the date of grant each year which is the day after the Annual Meeting of Stockholders. Independent Directors are reimbursed for expenses related to their attendance at Board of Directors and committee meetings.

Compensation Committee Interlocks and Insider Participation

      The Company’s Compensation Committee is comprised of Ms. Byerwalter, Mr. Baum, Mr. Brown, and Mr. Tyler. The Compensation Committee establishes the compensation of the executive officers of the Company named in the Summary Compensation Table (Named Executive Officers) and also administers the Company’s executive compensation plans. None of the Compensation Committee members nor the Named Executive Officers has any relationships with the Company, its affiliates, or any other entities that must be disclosed under this caption.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and holders of more than 10% of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such officers, directors and 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of such forms that it received, and written representations from reporting persons that no additional Form 5s were required for such persons, the Company believes that, during fiscal year 2001, all Section 16(a) filing requirements were satisfied on a timely basis.

MANAGEMENT OF THE COMPANY

      The Named Executive Officers of the Company and their positions are as follows:

Name	Position With The Company	Age

George E. Bull	Chairman of the Board and Chief Executive Officer	53
Douglas B. Hansen	President and Director	44
Harold F. Zagunis	Vice President, Chief Financial Officer, Treasurer, Secretary, and Controller	44
Brett D. Nicholas	Vice President	33
Andrew I. Sirkis	Vice President	40

      The executive officers serve at the discretion of the Company’s Board of Directors. Biographical information regarding Mr. Bull and Mr. Hansen is provided in the preceding pages. Biographical information regarding Mr. Zagunis, Mr. Nicholas, and Mr. Sirkis is set forth below.

      Harold F. Zagunis, age 44, has served as a Chief Financial Officer, Vice President, Secretary, Treasurer, and Controller since 1999, and as served as Vice President since 1995. Prior to joining the Company, from 1986 to 1995, Mr. Zagunis was Vice President of Finance for Landmark Land Company, Inc., a publicly traded company owning savings and loan and real estate development interests. Mr. Zagunis holds B.A. degrees in Mathematics and Economics from Willamette University and an M.B.A. degree from Stanford University Graduate School of Business

      Brett D. Nicholas, age 33, has served as Vice President of the Company since 1996. Prior to joining the Company, he was Vice President of Secondary Marketing at California Federal Bank, FSB from 1994 to 1995. Prior to his service at California Federal Bank, he was Vice President of Secondary Marketing at Union Security Mortgage, a wholly owned subsidiary of Union Federal Savings Bank of Evansville, Indiana. Mr. Nicholas holds a B.A. degree in Economics from the University of Colorado at Boulder.

      Andrew I. Sirkis, age 40, has served as Vice President of the Company since 1997. Prior to joining the Company, he was Senior Vice President of Capital Markets at Saxon Mortgage Corporation, and worked for Saxon’s parent corporation, Resource Mortgage Capital. Prior to his service at Saxon Mortgage, Mr. Sirkis served as Vice President of Secondary Marketing at GMAC Mortgage Corporation. Mr. Sirkis holds a B.B.A. degree in Accounting from Temple University and an M.B.A. degree in Finance from Tulane University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of Common Stock of the Company as of March 1, 2002, by each person who is known to the Company to own beneficially more than 5% of the Company’s Common Stock, by each director, by each of the Named Executive Officers, and by all directors and Named Executive Officers as a group:

	Number of Shares	Approximate
Name	Beneficially Owned	% Owned

Wallace R. Weitz & Company (1)	2,975,716	20.3%
ValueAct Capital (2)	1,336,600	9.2%
George E. Bull (3)	572,166	3.8%
Douglas B. Hansen (4)	539,088	3.6%
Richard D. Baum (5)	3,375	*
Thomas C. Brown(6)	5,525	*
Mariann Byerwalter(7)	5,525	*
Thomas F. Farb (8)	12,323	*
Charles J. Toeniskoetter (9)	20,167	*
David L. Tyler (10)	9,997	*
Harold F. Zagunis (11)	46,082	*
Brett D. Nicholas (12)	30,478	*
Andrew I. Sirkis (13)	29,128	*
All Directors and Named Executive Officers as a group (11 persons)	1,273,854	8.2%

*	Less than one percent

(1)	Address: 1125 South 103rd Street, Suite 600, Omaha, Nebraska 68124. Includes 756,902 shares of Common Stock subject to a Voting Agreement pursuant to which Wallace R. Weitz & Company (Weitz) has transferred its voting rights with respect to such shares to Messrs. Bull and Hansen. The Voting Agreement covers up to 1,000,000 common shares and will continue in effect for so long as Weitz or its affiliates hold any capital stock of the Company and either Mr. Bull or Mr. Hansen continues to be employed by or remains on the Board of Directors of the Company. Under the Voting Agreement, Messrs. Bull and Hansen agree to vote the shares subject to the agreement on each matter to be voted upon in the same proportion as the votes cast on such matter by all stockholders other than Weitz and its affiliates. Also includes 114,600 shares of convertible preferred stock.

(2)	Address: One Maritime Plaza, Suite #1400, San Francisco, California 94111.

(3)	Includes 138,308 shares held of record by the Bull Trust, 6,000 shares held in an IRA, 400 shares held of record by Mr. Bull’s spouse, 3,100 shares held of record by Mr. Bull’s children and 12,520 shares of convertible preferred stock held in an IRA. Also includes 399,260 shares issuable upon the exercise of stock options exercisable within 60 days. Also includes 10,500 shares of restricted stock issued in March 2001.

(4)	Includes 3,100 shares held in an IRA and 1,400 shares held of record by Mr. Hansen’s spouse. Also includes 399,260 shares issuable upon the exercise of stock options exercisable within 60 days. Also includes 10,500 shares of restricted stock issued in March 2001.

(5)	Includes 1,500 shares held in an IRA. Also includes 250 shares of convertible preferred stock held in an IRA. Also includes 1,625 shares issuable upon the exercise of stock options exercisable within 60 days.

(6)	Includes 5,525 shares issuable upon the exercise of stock options exercisable within 60 days.

(7)	Includes 5,525 shares issuable upon the exercise of stock options exercisable within 60 days.

(8)	Includes 7,797 shares issuable upon the exercise of stock options exercisable within 60 days.

(9)	Includes 17,097 shares issuable upon the exercise of stock options exercisable within 60 days. Also includes 500 shares on which Mr. Toeniskoetter has voting and investment power in the TBI Construction Profit Sharing Trust.

(10)	Includes 200 shares held of record by Mr. Tyler’s spouse. Also includes 1,625 shares issuable upon the exercise of stock options exercisable within 60 days.

(11)	Includes 1,000 shares held in an IRA. Also includes 45,082 shares issuable upon the exercise of stock options exercisable within 60 days.

(12)	Includes 28,778 shares issuable upon the exercise of stock options exercisable within 60 days. Also includes 1,500 shares of convertible preferred stock.

(13)	Includes 27,128 shares issuable upon the exercise of stock options exercisable within 60 days. Also includes 1,000 shares of convertible preferred stock.

EXECUTIVE COMPENSATION

      The table below sets forth information concerning compensation earned in the years ended December 31, 2001, 2000 and 1999 by the Company’s Chief Executive Officer and its four other executive officers during those years.

Summary Compensation Table

							Other
		Annual Compensation		Long-Term Compensation Awards			Compensation

				Restricted	Dividend	Securities
				Stock	Equivalent	Underlying
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Awards($)	Rights(#)(2)	Options(#)	Other($)(3)

George E. Bull	2001	$375,000	$540,017	$0	7,057	45,000	$5,250
Chairman of the Board and	2000	350,000	352,110	260,610	5,962	57,200	25,250
Chief Executive Officer	1999	350,000	0	0	1,702	73,500	26,833
Douglas B. Hansen	2001	$375,000	$540,017	$0	7,057	45,000	$5,250
President and Director	2000	350,000	352,110	260,610	5,962	57,200	25,250
	1999	350,000	0	0	1,702	73,500	26,833
Harold F. Zagunis	2001	$200,000	$151,910	$0	2,806	10,000	$5,250
Chief Financial Officer	2000	200,000	59,010	0	2,371	0	5,250
Vice President and Secretary	1999	137,000	75,464	0	677	10,000	5,000
Brett D. Nicholas	2001	$200,000	$151,910	$0	0	15,000	$5,250
Vice President	2000	200,000	59,010	0	0	0	5,250
	1999	150,000	82,625	0	0	10,000	5,000
Andrew I. Sirkis	2001	$200,000	$151,910	$0	0	5,000	$5,250
Vice President	2000	200,000	59,010	0	0	0	5,250
	1999	175,000	115,675	0	0	10,000	5,000

(1)	Amounts stated include bonus amounts accrued during the fiscal year and paid within 2 1/2 months of year-end.

(2)	Represents the number of shares of stock, which are accrued stock DERs and are issuable to holders upon the exercise of the related stock options.

(3)	This column includes Company contributions to the Company’s Pension and Profit Sharing Plans. It also includes fees paid by affiliates of the Company to certain executive officers as Board fees. It does not include cash DERs paid on unexercised stock options.

      The following table sets forth, for each of the Named Executive Officers, certain information concerning stock options granted during the 2001 fiscal year:

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value
					at Assumed Annual Rates
	Number of	% of Total Options			of Stock Price Appreciation
	Securities	Granted to	Exercise or		For Option Term
	Underlying Options	Employees in	Base Price	Expiration
Name	Granted(#)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

George E. Bull	45,000	32.8%	$24.50	12/17/11	$693,356	$1,757,101
Douglas B. Hansen	45,000	32.8%	$24.50	12/17/11	$693,356	$1,757,101
Harold F. Zagunis	10,000	7.3%	$24.50	12/17/11	$154,079	$390,467
Brett D. Nicholas	15,000	10.9%	$24.50	12/17/11	$231,119	$585,700
Andrew I. Sirkis	5,000	3.6%	$24.50	12/17/11	$77,040	$195,233

      The following table sets forth, for the Named Executive Officers, certain information regarding the exercise of stock options during the 2001 fiscal year and the value of options held at fiscal year end:

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of
			Securities Underlying	Value of Unexercised
			Unexercised Options at	in-the-Money Options
	Shares Acquired	Value	Fiscal Year-End(#)	at Fiscal Year-End($)(1)
Name	on Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

George E. Bull	0	$0.00	381,389/260,311	$1,538,240/$1,474,443
Douglas B. Hansen	0	$0.00	381,389/260,311	$1,538,240/$1,474,443
Harold F. Zagunis	0	$0.00	45,088/27,307	$352,939/$102,042
Brett D. Nicholas	0	$0.00	28,778/40,240	$91,654/$137,690
Andrew I. Sirkis	0	$0.00	27,128/28,961	$108,978/$163,689

(1)	The value of unexercised in-the-money options is based on the market value of the Company’s common stock at fiscal year-end minus the exercise price of the options.

Employment Agreements

      The Company has entered into employment agreements with Messrs. Bull and Hansen. Each agreement provides for a term through December 31, 2004 and is automatically extended for an additional year at the end of each year of the agreement, unless either party provides a prescribed prior written notice to the contrary. Each agreement provides for an annual base salary and for participation in any bonus incentive compensation plan. Each agreement provides for the officer to receive his base salary and bonus compensation to the date of the termination of employment by reason of death, disability or resignation and to receive base compensation to the date of the termination of employment by reason of a termination of employment for cause as defined in the agreement. Each agreement also provides for the officer to receive, in the event that the Company terminates the subject officer’s employment without cause, or if the officer resigns for “good reason” (as defined in the agreement, including the occurrence of a “Change of Control” of the Company as defined in the agreement), an amount, 50% payable immediately and 50% payable in monthly installments over the succeeding twelve months, equal to three times the greater of such officer’s combined maximum base salary and actual bonus compensation, subject in each case to a maximum amount of 1% of the Company’s book equity value (exclusive of valuation adjustments) and a minimum amount of $250,000. Each agreement also contains a “non-compete” provision prohibiting the officer from competing with the Company for a period of one year following termination of employment following the Company’s termination of the officer without cause or resignation of the officer for “good reason” (including a “Change of Control”). In addition, all outstanding options and Awards granted to the officer under the Company’s Stock Option Plan shall immediately vest upon his termination without cause or termination for “good reason” (including upon a “Change of Control”). “Change of Control” for purposes of the agreements would include a merger or consolidation of the Company, a sale of all or substantially all of the assets of the Company, changes in the identity of a majority of the members of the Board of Directors of the Company (other than due to the death, disability or age of a director) or acquisitions of more than 9.8% of the combined voting power of the Company’s capital stock, subject to certain limitations. Mr. Bull’s agreement also restricts the Company from entering into a separate management agreement or arrangement, without Mr. Bull’s consent, pursuant to which another entity would perform all or a substantial portion of Mr. Bull’s duties.

      The Company has also entered into employment agreements with each of Messrs. Zagunis, Nicholas, and Sirkis. Each agreement will remain in effect until terminated by either party. Each employment agreement provides for an annual base salary and for participation in a discretionary bonus incentive compensation plan. Each agreement provides for the officer to receive, in the event that the Company terminates his employment without cause, or if he resigns for “good reason” (as defined in the agreement, including the occurrence of a “Change of Control” of the Company as defined in the agreement), an amount, payable in three equal monthly installments, equal to the greater of 50% of his then current annual base salary, or 50% of his 1999 annual base salary plus his 1999 incentive bonus). Each agreement contains a “non-compete” provision prohibiting the officer from competing with the Company for a period of three months following termination of employment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Prior to January 1, 2001, the Company owned a non-voting preferred stock interest in RWT Holdings, Inc. (Holdings), an unconsolidated, non-REIT, taxable affiliate. Holdings was incorporated and began operations in 1998.

      Purchase of Holdings Common Stock. In 1998, Holdings issued a total of 2,000 shares of Common Stock, 1,000 shares to Mr. Bull and 1,000 shares to Mr. Hansen, for net proceeds of $200,000. In 1999, Holdings issued an additional 1,000 shares of Common Stock, 500 shares to Mr. Bull and 500 shares to Mr. Hansen, for net proceeds of $100,000.

      In 1998, Holdings issued 3,960 shares of Preferred Stock to the Company for net proceeds of $19.8 million. In 1999, Holdings issued an additional 1,980 shares of Preferred Stock to the Company for net proceeds of $9.9 million. The Preferred Stock entitled the Company to receive 99% of the aggregate amount of any dividends or distributions made by Holdings. The holders of the Common Stock were entitled to receive the remaining 1% of the aggregate amount of such dividends and distributions. The Preferred Stock ranked senior to the Common Stock, which preference entitled holders of the Preferred Stock to receive a $1,000 per share liquidation preference before any distribution was made on the Common Stock. After the liquidation preference, the holders of Preferred Stock were entitled to 99% of any remaining assets. The Company owned all the Preferred Stock of Holdings.

      Effective December 15, 1999, Congress enacted the REIT Modernization Act (RMA) which, among other things, authorized REITs to own 100% of the outstanding voting securities of a taxable REIT subsidiary beginning after December 31, 2000. The RMA thus permitted the Company for the first time to own all the Common Stock of Holdings, and thereby be entitled to consolidate Holdings in the Company’s financial statements. Accordingly, effective January 1, 2001, the Company acquired all of the Common Stock of Holdings for $300,000 in cash consideration. The Company’s Audit Committee determined the purchase price based on an independent appraisal obtained by the Committee and through negotiations with Messrs. Bull and Hansen, taking into account projected cost savings to the Company from being able to consolidate Holdings into the Company’s future financial statements and other potential benefits to the Company and its stockholders. Following the Company’s acquisition of the Common Stock of Holdings, the Company converted its shares of Preferred Stock into additional Common Stock of Holdings as part of an equity recapitalization of Holdings. Following these transactions, the Company owned 100% of the Common Stock of Holdings.

      The transaction has been accounted for using the purchase method of accounting. The assets and liabilities of Holdings were recorded by the Company at their fair market value. The transaction did not have a material impact on the financial statements of the Company. All assets and liabilities of Holdings are consolidated in the financial statements of the Company for all dates after January 1, 2001.

      Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following reports of the Audit Committee and the Compensation Committee and the Performance Graph shall not be incorporated by reference into any such filings.

AUDIT COMMITTEE REPORT

      During 2001, the Audit Committee of the Company’s Board of Directors reviewed and reassessed its Audit Committee Charter as required. This charter, which is included as Appendix A, incorporates standards for audit committees set forth by both the Securities and Exchange Commission and the New York Stock Exchange. The Company’s revised Audit Committee Charter was approved by the full Board of Directors at the November 4, 2001 Board meeting. The Audit Committee will continue to review its Charter and request Board approval on an annual basis, and intends to include the most recent charter as an appendix to all future proxy statements.

      The Audit Committee is composed of three directors, each of whom is independent as defined by the rules of the New York Stock Exchange. As presented in greater detail in the Audit Committee Charter, the Audit Committee’s responsibilities generally fall within the following four areas: (i) monitoring and reviewing the Company’s financial statements, internal controls, risk management procedures, and other relevant policies, (ii) providing an open avenue of communication between the independent auditors and the Board of Directors, including review of the auditors’ independence, scope of audit and related fees, interim and year-end audited financial statements, (iii) recommending to the Board of Directors the independent auditors to be nominated, and (iv) informing the Board of any legal, regulatory, or compliance issues that may have material impact on the financial statements.

      The Audit Committee met with both management and the independent auditors to discuss the interim and year-end financial statements and reports prior to their issuance. Such meetings included an overview of the preparation and review of such financial statements and a discussion of any significant accounting issues. Management and the independent auditors advised the Audit Committee that all statements were prepared under generally accepted accounting principles.

      The Audit Committee discussed with the independent auditors matters required to be discussed under Statement on Auditing Standards No. 61, Communications with Audit Committees. In addition, the Audit Committee received from the independent auditors written disclosures and a letter regarding the auditors’ independence as required by Independent Standards Boards Standard No. 1, Independence Discussions with Audit Committees. Such disclosures and other matters relating to the auditors’ independence were reviewed by the Audit Committee and discussed with the independent auditors. The Audit Committee determined the non-audit services provided by the independent auditors were compatible with maintaining the auditors’ independence. The auditors did not provide any financial information systems design and implementation services.

      The scope of the audit was discussed with the Audit Committee prior to the audit. The Audit Committee discussed the results of the audit with management and the independent auditors. The Audit Committee also discussed with management and the independent auditors the adequacy of the Company’s internal controls, policies, systems, and management’s ongoing progress to further strengthen such areas as appropriate.

      Based on its review of the financial statements, and its discussions with management and the independent auditors, the Audit Committee recommended to the full Board of Directors that the Company’s audited financial statements for fiscal year ending December 31, 2001 be included in the Company’s Annual Report and Form 10-K for filing with the SEC.

Audit Committee
Charles J. Toeniskoetter
Thomas F. Farb
David L. Tyler

COMPENSATION COMMITTEE REPORT

      The Compensation Committee of the Company’s Board of Directors (Committee) is comprised exclusively of independent directors. The Committee acts on behalf of the Board of Directors in administering the Company’s executive compensation plans and programs for the Named Executive Officers.

      The Committee seeks to: (i) attract, develop, and retain highly qualified and productive executives; (ii) motivate executives to enhance the overall performance and profitability of the Company; (iii) reinforce the linkage between the interests of the Company’s shareholders and the executives by tying long-term incentive awards to the Company’s stock price and its level of common dividend payments; and (iv) ensure that compensation levels are both externally competitive and internally equitable.

      The compensation of the Company’s executives consists of salary, annual cash bonus awards, and stock options or other long-term incentive awards granted under the Company’s Stock Option Plan (which, upon shareholder approval thereof, will be replaced by the Company’s Incentive Stock Plan) and, upon shareholder approval thereof, the Company’s Employee Stock Purchase Plan. Compensation is reviewed annually. The Committee attempts to set salaries at mid-market levels consistent with the overall responsibilities of the position and the capabilities and experience of the individual. The Committee awards cash bonuses to executives based upon Company and individual performance. In recent years, the Committee’s primary Company performance measure has been return on equity. The Committee’s primary measure of individual achievement has been progress relative to various operating objectives established at the beginning of the year. Grants of stock options or other long-term incentive awards are based on practices of comparable companies and on the Committee’s assessment of the contributions made by each executive to the enhancement of the Company’s long-term value.

      During 2001, the Committee conducted a detailed review of the relevant executive compensation practices of a number of financial institutions, financial services companies, REITs, real estate companies, and mortgage companies. Many of the companies used for competitive executive pay comparisons are the same as those included in the industry peer group in the Performance Graph that appears later. Based upon this analysis, the Committee concluded that the Company’s compensation program is reasonable, appropriate given the Company’s achieved results, and generally competitive with the prevailing compensation practices of similar companies.

      Mr. Bull (Chairman and Chief Executive Officer) and Mr. Hansen (President) each received a salary of $375,000 in 2001, and are receiving a salary increase of 4% to $390,000 in 2002. The Committee believes that the current salary levels are in the median competitive range for these positions. For performance during 2001, the Committee awarded a cash bonus of $540,017 to each Mr. Bull and Mr. Hansen. These cash bonus awards exceeded the target or normal bonus amounts that are set to approximate competitive median bonuses. The Committee’s primary considerations when awarding 2001 cash bonuses above the target levels were: (1) record return on equity performance, (2) strong cash flow generation, (3) improved operating efficiencies and capabilities, and (4) satisfactory achievement of other operating objectives. In December 2001, the Committee granted 45,000 stock options each to Mr. Bull and to Mr. Hansen. These ten-year options were struck at the fair market value of $24.50 per share and have four years of cash dividend equivalent rights (DERs) attached. The Committee believes that the annualized value of these grants is in the median competitive range.

      Each of the three remaining Named Executive Officers received a salary of $200,000 in 2001 and an above-target cash bonus. While the salaries approximate competitive median levels, the resulting total cash compensation is above median because of the strong Company and individual performance for the year. These three Named Executive Officers also received ten-year stock options with four years of cash DERs attached, reflecting the same long-term incentive grant structure as the two top officers.

      The Committee is aware of the limitations imposed by Section 162(m) of the Code on the deductibility for tax of certain forms of compensation in excess of $1 million per executive. Certain elements of the Company’s compensation plans may not meet the tax law requirements for full tax deductibility because they allow the Committee to exercise discretion in setting compensation. The Committee believes that it is in the

Company’s best interest to retain discretion in determining executive compensation, and the Committee reserves the right to implement compensation plans that might not be fully tax deductible. The Committee believes the cost impact of any loss of tax deductibility was immaterial to the Company in 2001.

Compensation Committee
Mariann Byerwalter
Richard D. Baum
Thomas C. Brown
David L. Tyler

PERFORMANCE GRAPH

      The following graph presents a total return comparison of the Company’s Common Stock over the last five years, to the S&P Composite-500 Stock Index, and the National Association of Real Estate Investment Trusts, Inc. (NAREIT) Mortgage REIT Index. The total returns reflect stock price appreciation and the value of dividends for the Company’s Common Stock and for each of the comparative indices. The information has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed. The total return performance shown on the graph is not necessarily indicative of future total return performance of the Company’s Common Stock.

Five Year-Total Return Comparison

December 31, 1996 through December 31, 2001

[PERFORMANCE GRAPH]

			NAREIT Mortgage REIT
	Redwood Trust, Inc.	S&P Composite-500 Index	Index

12/31/96	100.00	100.00	100.00
12/31/97	58.23	133.36	103.82
12/31/98	40.46	171.48	73.48
12/31/99	37.33	207.56	49.07
12/31/00	58.91	188.66	56.90
12/31/01	89.70	166.24	100.91

ITEM 2 — RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has selected the accounting firm of PricewaterhouseCoopers LLP to audit the Company’s financial statements for, and otherwise act as the Company’s independent certified public accountants, with respect to the year ended December 31, 2002. The Board of Directors’ selection of PricewaterhouseCoopers LLP for the current fiscal year is being presented to shareholders for ratification at the Annual Meeting. To the Company’s knowledge, neither PricewaterhouseCoopers LLP nor any of its partners has any direct financial interest or any material indirect financial interest in the Company, or has had any connection since the inception of the Company in the capacity of promoter, underwriter, voting trustee, director, officer, or employee. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he of she desires to do so, and will be available to respond to appropriate questions from stockholders.

      The Board of Directors unanimously recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as auditors.

Audit Fees

      The aggregate fees and expenses billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for this fiscal year were $149,250.

Financial Information Systems Design and Implementation Fees

      There were no professional services rendered by PricewaterhouseCoopers LLP for information technology services relating to financial information systems design and implementation during 2001.

All Other Fees

      The aggregate fees and expenses billed by PricewaterhouseCoopers LLP for services rendered to the Company other than the services described above for the fiscal year ended December 31, 2001 were approximately $232,180. These fees were principally for work related to the Company’s follow-on equity offerings and for tax accounting services.

ITEM 3 — APPROVAL OF COMPANY’S INCENTIVE STOCK PLAN

      At a meeting on March 21, 2002, the Company’s Board of Directors adopted, subject to approval of the stockholders, the 2002 Redwood Trust, Inc. Incentive Stock Plan (Incentive Stock Plan or Plan) The Incentive Stock Plan is intended to replace the Company’s Amended and Restated 1994 Executive and Non-Employee Director Stock Option Plan (Prior Plan) with respect to all future grants of stock-related awards. The Board of Directors believes that the Incentive Stock Plan will be an important and effective means of attracting, retaining, and motivating qualified personnel for the Company.

General

      The Incentive Stock Plan provides for the grant of qualified incentive stock options (ISOs) which meet the requirements of Section 422 of the Code, stock options not so qualified (NQSOs and, together with ISOs, Options), stock appreciation rights and limited stock appreciation rights (collectively, SARs), deferred stock, restricted stock, and performance share awards (Stock Awards), and dividend equivalent rights (DERs). As of March 29, 2002, there were thirty officers, directors and employees eligible to receive grants under the Incentive Stock Plan. The effective date of the Incentive Stock Plan will be the date it is approved by stockholders and it will remain in effect unless terminated by the Board.

Purpose

      The Incentive Stock Plan is intended to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to key employees, officers, directors, and others whose job performance affects the Company, to encourage proprietary interest in the Company, to encourage such key employees to remain in the employ of the Company, to attract new employees with outstanding qualifications, and to afford additional incentive to others to increase their efforts in providing significant services to the Company. In particular, the Incentive Stock Plan will enhance the Company’s ability to grant awards structured to qualify as performance-based under the Internal Revenue Code of 1986, as amended (the Code). The Board believes that performance-based compensation is in the best interest of the Company and, in addition, will serve to preserve the deductibility of related compensation under applicable Internal Revenue Rules described under “Federal Tax Consequences” below. The performance measures that may be used in connection with the granting of awards under the Plan will be based on any one or more of the following: revenue; revenue per employee; GAAP earnings; taxable earnings; GAAP or taxable earnings per employee; GAAP or taxable earnings per share (basic or diluted); operating income; total shareholder return; dividends paid or payable; market share; profitability as measured by return ratios, including return on revenue, return on assets, return on equity, and return on investment; cash flow; or economic value added (economic profit). Such criteria generally must be specified in advance and may relate to one or any combination of two or more corporate, group, unit, division, affiliate, or individual performances.

Administration

      The Incentive Stock Plan is administered by the Compensation Committee of the Board (Compensation Committee or Committee), which is composed solely of “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. Members of the Compensation Committee are eligible to receive only NQSOs pursuant to grants of stock options to non-employee directors discussed below.

      All grants of awards under the Incentive Stock Plan will be made by the Committee and will be subject to the terms and restrictions made by the Committee, subject to the terms of the Plan. The Committee has discretionary authority to select participants from among eligible persons and to determine at the time an award is granted when and in what increments the awards become exercisable or vest. In addition, in the case of Options, the Committee determines whether they are intended to be ISOs or NQSOs.

Eligible Persons

      Officers, directors, and employees of the Company, and other persons expected to provide significant services to the Company, are eligible to participate in the Incentive Stock Plan. ISOs may only be granted to the officers and employees of the Company. Under current law, ISOs may not be granted to any director of the Company who is not also an employee, or to directors, officers, and other employees of entities unrelated to the Company. NQSOs, SARs, Stock Awards and DERs may be granted to the directors, officers, employees, agents and consultants of the Company, or any of its subsidiaries, or any other venture in which it has a significant interest. No grants may be made under the Incentive Stock Plan to any person who, assuming exercise or vesting of all awards held by such person, would own or be deemed to own beneficially more than 9.8% (by number of shares or value) of the outstanding shares of equity stock of the Company.

Shares Subject to the Incentive Stock Plan

      Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the Incentive Stock Plan authorizes the grant of awards with respect to a maximum number of shares equal to the sum of: (i) 400,000 shares of common stock; (ii) 299,064 shares of common stock available for future awards under the Prior Plan as of March 1, 2002; (iii) any shares of common stock that are represented by awards granted under the Prior Plan which are (A) forfeited, expire or are canceled without delivery of shares of common stock or (B) settled in cash; and (iv) any shares of common stock that are represented by awards granted under the Prior Plan which are tendered to the Company to satisfy the exercise price of options or the applicable tax withholding obligation.

      Any shares of common stock covered by an award under the Incentive Stock Plan that is forfeited or canceled, or shares of stock not delivered because the award is settled in cash or used to satisfy the applicable tax withholding obligation, will not be deemed to have been granted for purposes of determining the maximum number of shares of common stock available for future awards under the Plan. In addition, shares of common stock issued under the Plan or covered by awards granted under the Plan pursuant to the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company acquiring another entity shall not count against the maximum number of shares available for future awards under the Plan.

      If the exercise price of any Option is satisfied by tendering shares of common stock to the Company, only the number of shares issued net of the shares tendered will be deemed granted for purposes of determining the maximum number of shares of common stock available for future awards under the Plan.

      The Incentive Stock Plan also provides for sublimits on the number of shares with respect to which awards may be granted for ISOs, Stock Awards and Options and SARs. In addition, no more than 500,000 shares of common stock may be the subject of awards to any one individual during any calendar-year period if such awards are intended to be “performance-based compensation” (as the term is used for purposes of Code Section 162(m)). Any shares that are canceled or forfeited, and any shares subject to such awards that are surrendered, shall count against these sub-limits for purposes of determining the number of shares available for future awards.

      The Plan provides that, in connection with any reorganization, merger, consolidation, recapitalization, stock split, or similar transaction, the Compensation Committee may adjust awards to preserve the benefits or potential benefits of the awards.

Term of Options and SARs

      Options and SARs must terminate no more than 10 years from the date granted. Options and SARs may be granted on terms providing for exercise either in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals.

Option Exercise

      The exercise price of any Option granted under the Incentive Stock Plan may be made payable in cash, with shares of Common Stock owned by the optionee or subject to a grant, or by any other method as determined by the Committee. The Company may make loans available to Option holders to exercise options evidenced by a promissory note executed by the option holder and secured by a pledge of common stock with fair value at least equal to the principal of the promissory note unless otherwise determined by the Committee.

Limited Transferability of Non-Qualified Stock Options

      NQSOs may be granted on terms which permit transfer by the optionee to family members or trusts, or partnerships for the exclusive benefit of such immediate family members or any other persons or entities as may be approved by the Committee, subject in all cases to the terms of the Plan.

DERs

      The Plan provides for granting of DERs in tandem with unexercised Options. DERs entitle the optionee to receive distributions of cash, stock, or other property, or to accrue rights to future distributions of stock in amounts equal to the value of dividends that would have been paid on such date if the shares of stock that are the subject of the award were outstanding on such date. DERs can be granted in “accrued” or “current-pay” form. Accrued DERs accrue for the account of the optionee shares of common stock upon the payment of cash dividends on the outstanding shares of common stock. The number of shares accrued is determined by a formula, and such shares are transferred to the optionee only upon exercise of the related Option. Shares of common stock accrued for the account of the optionee can be made eligible to receive dividends and distributions. DERs issued in current-pay form provide that payments are made to the optionee at the same time as dividends are paid to holders of the outstanding common stock. Current-pay DERs can be made payable not only in cash distributions but also in distributions of stock or other property. The right of the holder of a DER to receive any dividend equivalent payment or accrual may be made subject to vesting of the related Options, the satisfaction of specified performance objectives, or other conditions. Current-pay DERs have been determined by the Compensation Committee to be performance-based compensation because their value and the amount of distributions and accruals thereon depend on the Company’s future performance and dividend paying capability, which is influenced by the optionee.

Grants to Non-Employee Directors

      Each non-employee director of the Company is automatically granted NQSOs to purchase 5,000 shares of common stock upon becoming a director of the Company, and is also eligible to receive additional grants of NQSOs by the Board on the day after each annual meeting of stockholders. Such grants of stock options to non-employee directors will vest on such date or dates as the Board may determine. The exercise price for such grants to non-employee directors is the fair market value of the common stock on the date of grant.

Amendment and Termination of Incentive Stock Plan

      The Board may from time to time revise or amend the Incentive Stock Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may (i) impair the rights of the recipients of outstanding awards, without their consent, or (ii) without stockholder approval, increase the number of shares for which awards may be granted under the Plan, modify the class of participants eligible to receive awards granted under the Plan, materially change the performance measures from those specified therein, or extend the maximum term of Options or SARs granted under the Plan.

Federal Income Tax Consequences

      General. The following is a brief summary of the principal U.S. federal income tax consequences, based on current federal income tax laws, of the issuance and exercise of awards under the Company’s Incentive Stock Plan. This summary is not intended to be exhaustive and does not describe state, local, or foreign tax consequences. Grantees are strongly urged to consult their tax advisors regarding the federal, state, local or other tax consequences of the receipt and exercise of Options and SARs, DERs and Stock Awards under a Plan.

      Incentive Stock Options (ISOs). No taxable income will be recognized by a grantee upon the grant or exercise of an ISO. If shares of common stock are issued to a grantee pursuant to the exercise of an ISO granted under the Plan and if no disqualifying disposition of such shares is made by such grantee within two years after the date of grant or within one year after the receipt of such shares by such grantee, then (a) upon the sale of such shares, any amount realized in excess of the option price generally will be taxed to such grantee as a long-term capital gain and any loss sustained generally will be a long-term capital loss and (b) no deduction will be allowed to the Company. Additionally, the exercise of an ISO will give rise to an item of tax preference that may result in alternative minimum tax liability of the grantee.

      If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of two years from date of grant or one year from exercise, generally (a) the grantee will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount. Any further gain or loss recognized by the grantee will be subject to tax as capital gain or loss, generally will be long-term capital gain or loss if the stock has been held for more than one year, and will not result in any deduction by the Company.

      If an ISO is exercised at a time when it no longer qualifies as an ISO, the option will be treated as an NQSO. Subject to certain exceptions for disability or death, an ISO generally will not be eligible for the federal income tax treatment described above if it is exercised more than three months following the termination of employment.

      Non-Qualified Options (NQSOs) and Stock Appreciation Rights (SARs). No taxable income will be recognized by a grantee upon the grant of an NQSO or SAR. Upon exercise, however, the grantee will generally recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and the Company will be entitled to deduct a like amount. In the case of NQSOs, the grantee will have a basis in such stock in an amount equal to such fair market value.

      Upon subsequent sale of any shares of common stock acquired pursuant to the exercise of an NQSO, a grantee will have capital gain or loss equal to the difference between the amount realized upon such sale and the grantee’s adjusted tax basis in the shares of common stock. Such gain or loss will be capital gain or loss and will be long term if the shares of common stock have been held for more than one year from the date the option is exercised.

      Stock Awards. No taxable income will be recognized by a grantee of Restricted Stock, Deferred Stock or Performance Shares until the taxable year in which the common stock that is the subject of such grant becomes transferable or is no longer subject to forfeiture. At such time, the grantee will realize income equal to the then fair market value of the common stock received pursuant to such grant (less the amount, if any, paid therefore). Any such income will be subject to tax at ordinary income rates. Alternatively, a grantee who makes an election under Section 83(b) of the Code within 30 days of the date of receipt of such grant will include in income on the date of such grant an amount equal to the fair market value of the common stock received (less the amount, if any, paid for such shares), determined assuming they were then unrestricted and could be sold immediately. If the shares of common stock subject to such election are subsequently forfeited, the grantee will only be entitled to a deduction, refund or loss for federal income tax purposes equal to the amount, if any, paid for the forfeited shares.

      A grantee generally will have a tax basis in any shares of common stock received that is equal to the amount, if any, included in income as described above. If shares are then sold after the forfeiture period expires, the holding period to determine whether the grantee has long-term or short-term capital gain or loss begins when the restriction period lapses, unless the grantee has made a Section 83(b) election, in which case such grantee’s holding period begins on the date of grant. Except as noted below, the Company generally will be entitled to claim a tax deduction equal to the amount that is taxable as ordinary compensation income to the grantee.

      DERs. No taxable income will be recognized by a grantee upon the grant of an accrued DER. If the underlying option to which an accrued DER relates is exercised, the grantee will realize income equal to the fair market value of the common stock received pursuant to the DER (less the amount, if any, paid for such stock) at the time of exercise. Any such income will be subject to tax at ordinary income rates. Similar rules with respect to tax basis and holding period as are described above under Stock Awards will apply with respect to common stock received pursuant to an accrued DER.

      No taxable income will be recognized by a grantee upon the grant of a current-pay DER. Rather, such income will be recognized when the grantee receives cash or other property, if any, pursuant to such DER. Such income will be subject to tax at ordinary income rates.

      Company Deductions. If applicable withholding requirements are met, the Company generally will be entitled to a tax deduction in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. However, Internal Revenue Code Section 162(m) contains specific rules regarding the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. However, the Company can preserve the deductibility of certain compensation in excess of $1 million if it complies with conditions imposed by the rules, including (1) the establishment of a maximum number of shares with respect to which awards may be granted to any one employee during a specified time period, (2) for Stock Awards and DERs, inclusion in the grant of performance goals which must be achieved prior to accrual or payment, and (3) disclosure to, and approval by, the stockholders of certain material terms of the Plan and (4) certification by the Compensation Committee that the performance goals have been met. Assuming approval by stockholders pursuant to this proxy, the Plan has been designed to permit the Compensation Committee to grant and certify awards which satisfy the requirements of new Section 162(m).

      The actual number and terms of awards which will be granted in the remainder of 2002 and in future periods is not presently determinable as the Compensation Committee has sole discretion to determine whether to grant awards and the terms thereof.

      The Board of Directors unanimously recommends that the stockholders vote FOR this proposal.

ITEM 4 — APPROVAL OF COMPANY’S EMPLOYEE STOCK PURCHASE PLAN

      At a meeting on March 21, 2002, the Company’s Board of Directors adopted, subject to the approval of the stockholders, the 2002 Redwood Trust, Inc. Employee Stock Purchase Plan (Employee Stock Purchase Plan or ESPP) which will allow eligible employees participating in the ESPP to purchase, through payroll deductions, shares of the Company’s common stock on a quarterly basis at a discount rate from the fair market value of the shares as determined in the Plan.

General

      The Company’s ESPP provides for the grant of options (ESPP Options) for the purchase of up to 100,000 shares of the Company’s common stock to eligible employees of the Company and its designated subsidiaries. Funds contributed by each participant for the purchase of shares under the ESPP shall be accumulated by regular payroll deductions made during each offering period. As of March 1, 2002, there were

24 employees eligible to receive ESPP Options under the ESPP. The effective date of the ESPP will be July 1, 2002 (Effective Date).

Purpose

      The purpose of the ESPP is to provide employees of the Company and its designated subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employee’s sense of participation in the affairs of the Company and its designated subsidiaries, to provide an incentive for continued employment with the Company and its designated subsidiaries, to provide an additional form of tax-advantaged compensation for employees, and to provide a performance incentive that will inure to the benefit of all of the Company’s stockholders.

Administration

      The ESPP is administered by the Compensation Committee of the Board of Directors and the ESPP Financial Agent (as defined in the ESPP) to the extent the Committee delegates duties to the ESPP Financial Agent. The Committee, and the ESPP Financial Agent to the extent delegated by the Committee, shall have exclusive authority to determine all matters relating to the ESPP Options and shall have exclusive authority to interpret the ESPP. The Committee and the ESPP Financial Agent administer the ESPP but do not act as trustees or in any fiduciary capacity with respect thereto.

Eligible Persons

      Any employee of the Company or the designated subsidiaries is eligible to participate in the ESPP for any offering period under the ESPP except the following:

(a) employees who have not been continuously employed by the Company or its subsidiaries from the date of hire or rehire or of return from an unapproved leave of absence for a period of at least three months before the beginning of such offering period;

(b) employees who are customarily employed for less than 20 hours per week;

(c) employees who are customarily employed for not more than five months in a calendar year; and

(d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424 (d) of the Code, own stock or hold options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company, or who as a result of being granted ESPP Options under the ESPP, would own stock or hold options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries.

      For all purposes of the ESPP, the term “designated subsidiaries” shall mean those subsidiaries listed on Annex A to the ESPP or subsidiaries which may in the future be determined by the Committee or the Board to be designated subsidiaries.

Shares Subject to the ESPP

      A total of 100,000 shares of the Company’s common stock are reserved for issuance under the ESPP. Such number shall be subject to adjustments affected in accordance with capital changes as described in the ESPP. Any shares of common stock that have been made subject to an ESPP Option that cease to be subject to such Option (other than by means of exercise), including, without limitation, in connection with the cancellation or termination of such Option, shall again be available for issuance in connection with future grants of ESPP Options under the ESPP.

Term of the ESPP

      Unless the ESPP shall theretofore have been terminated by the Company’s stockholders or the Board, the ESPP shall remain in effect until all shares reserved for issuance have been purchased.

Term of Options

      The offering periods of the ESPP shall consist of periods not to exceed the maximum period permitted by Section 423 of the Code. Until determined otherwise by the Committee or the Board, offering periods shall commence on each January 1, and continue for twelve months (Offering Period), provided, however, that the first Offering Period shall begin on July 1, 2002 and continue for six months. Each Offering Period shall consist of one or more purchase periods during which payroll deductions of the participants are accumulated under the ESPP. Until otherwise determined by the Committee or the Board, each purchase period shall be a three-month period commencing each January 1, April 1, July 1, and October 1, (Purchase Period), provided, however, that the first Purchase Period shall begin on July 1, 2002. The last day of each Purchase Period is the purchase date (Purchase Date).

Options Exercise

      Each eligible employee may become a participant in an Offering Period under the ESPP for the first Purchase Period after which such employee satisfies the eligibility requirements and timely delivers an enrollment form to the administrator of the ESPP.

      Enrollment by an eligible employee in the ESPP with respect to an Offering Period will constitute the grant by the Company to such employee as of the first day of the related Offering Period of an ESPP Option to purchase on each Purchase Date up to that number of whole shares of common stock of the Company, determined by dividing (a) the amount accumulated in such employee’s payroll deduction account during the Purchase Period and ending on such Purchase Date by (b) the Purchase Price; provided that the number of shares which may be purchased pursuant to an ESPP Option may in no event exceed (i) the number determined by dividing the amount of $6,250 by the fair market value of a share of Common Stock on the Offering Date, or (ii) such other maximum number of shares as may be specified in the future by the Board or Committee in lieu of the limitation contained in clause (i).

      The Purchase Price per share at which a share of common stock will be sold on any Purchase Date shall initially be the LOWER of (a) 85 percent of the fair market value of such share on the first day of the Offering Period in which such Purchase Date occurs or (b) 85 percent of the fair market value of such share on the Purchase Date (Purchase Price). For purposes of the ESPP, the term “fair market value” of the common stock on any date shall be the closing price on such date of the common stock reported on the New York Stock Exchange or any national securities exchange on which the common stock is listed.

      During a participant’s lifetime, such participant’s ESPP Option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her ESPP Option until such Option has been exercised.

Purchase of Shares, Changes in Payroll Deductions and Issuance of Shares

      Funds contributed by each participant for the purchase of shares under the ESPP shall be accumulated by regular payroll deductions made during each Purchase Period. The deductions shall be made in $50 increments up to a maximum not to exceed 15 percent of a participant’s compensation as such term is defined in the ESPP.

      A participant may lower (but not increase) the rate of payroll deductions during a Purchase Period, in which case the new rate shall become effective for the next payroll period commencing more than 15 days after the ESPP administrator’s receipt of the authorization and shall continue for the remainder of the Purchase Period unless changed. Notwithstanding the foregoing, a participant may lower the rate of payroll deductions to zero for the remainder of the Purchase Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Purchase Period. A participant who has decreased the rate of withholding to zero will be deemed to continue as a participant in the ESPP until the participant withdraws from the ESPP.

      No interest will accrue on payroll deductions for the ESPP. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

      On each Purchase Date, provided that the participant has not terminated employment nor withdrawn from the ESPP, the ESPP has not been terminated, the Company shall apply the funds then in the participant’s account to the purchase at the Purchase Price of whole share(s) of common stock issuable under the ESPP Option granted to such participant with respect to the Offering Period to the extent that such ESPP Option is exercisable on the Purchase Date. Any funds remaining in the participant’s account will be applied to the following Purchase Period. No fractional shares will be purchased.

Amendment and Termination of ESPP

      The ESPP may be amended, suspended, or terminated by the stockholders of the Company. The Board may also amend, suspend, or terminate the ESPP in such respects as it shall deem advisable; however, stockholder approval will be required for any amendment that will increase the total number of shares as to which ESPP Options may be granted under the ESPP, or, but for such shareholder approval, cause the ESPP to fail to continue to qualify as an “employee stock purchase plan” under Section 423 of the Code.

Federal Income Tax Consequences

      Under present federal income tax law and regulations:

1. The amounts deducted from an employee’s paycheck will be subject to withholding and taxes as ordinary income.

2. If the employee holds any share purchased under the ESPP for more than two years after the date of grant of the ESPP Option and for more than one year after the exercise date of the ESPP Option, then, (a) no taxable income will be recognized by the employee upon the grant or exercise of an ESPP Option, (b) any gain realized upon the sale or other disposition of that share will be taxed as long-term capital gain, and (c) if the option price was less than the fair market value of the shares at the time the ESPP Option was granted, then in the event of any disposition of such shares, there shall be included in gross income as compensation an amount equal to the lesser of (i) the excess of the fair market value of the share at the time the ESPP Option was granted over the option price and (ii) the amount, if any, by which the fair market value of the share at the time of such disposition exceeds the price actually paid for the share under the ESPP Option, will be taxed as ordinary income in the taxable year in which such sale or other disposition occurs. If an employee disposes of the share, such amount of ordinary income realized upon the sale or other disposition of the share will increase the employee’s tax basis in the share for determining gain or loss upon such sale or other disposition of the share. The Company will not be entitled to a deduction for federal income tax purposes in connection with such sale or other disposition.

3. If an employee disposes of any share purchased under the ESPP within two years after the date of grant of the ESPP Option or within one year from the date of exercise of the ESPP Option, (a) the employee should report as ordinary income for the taxable year in which the disposition occurs the amount by which the fair market value of such share on the date of the exercise of such ESPP Option exceeded the amount the employee paid for such share and (b) the Company will be entitled to deduct such amount.

      The actual number of shares of common stock which will be purchased under the ESPP in the remainder of 2002 and in future periods and the prices paid for such shares are not presently determinable as they will depend on the level of employee participation and the future trading price of the common stock, subject to the overall limitation imposed by the ESPP.

      The Board of Directors unanimously recommends that the stockholders vote FOR this proposal.

OTHER BUSINESS

      The Board of Directors knows of no other matters that may be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

STOCKHOLDER PROPOSALS — 2003 ANNUAL MEETING

      Stockholders are entitled to present proposals for action at a forthcoming stockholders’ meeting if they comply with the requirements of the proxy rules and the Company’s Bylaws. Under the proxy rules, any proposals intended to be presented at the Annual Meeting of Stockholders of the Company to be held in the Year 2003 must be received at a Company’s offices on or before December 9, 2002 in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to such meeting. Pursuant to the Company’s Bylaws, a stockholder must deliver the proposal to the Secretary of the Company at the principal executive office of the Company not less than 60 days nor more than 90 days prior to May 9, 2003.

BY ORDER OF THE BOARD OF DIRECTORS

-s- HAROLD F. ZAGUNIS
HAROLD F. ZAGUNIS
Secretary

Mill Valley, California
April 8, 2002

APPENDIX A

REDWOOD TRUST, INC.

Audit Committee Charter

Organization

      There shall be a committee of the Board of Directors of Redwood Trust, Inc. (the Company) to be known as the Audit Committee. The Audit Committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. The membership of the Audit Committee shall consist of at least three independent members of the Board of Directors who shall serve at the pleasure of the Board of Directors. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the committee shall have accounting or related financial management expertise. The Board of Directors shall review the backgrounds of all members at least annually, and make the determination as to whether the members are independent and have the appropriate level of financial background and expertise.

Statement of Policy

      The Audit Committee shall provide assistance to the Company’s directors and management in fulfilling their responsibility to the shareholders, potential shareholders, and the investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and controls of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, and the financial management of the Company.

Relationship to Independent auditors

      The independent auditors for the Company are ultimately accountable to the Board of Directors and Audit Committee of the Company. The Audit Committee and the Board of Directors have the ultimate authority and responsibility to select the independent auditors to be nominated for shareholder approval, to evaluate, and, where appropriate, to replace the independent auditors. The Audit Committee is responsible for ensuring that the independent auditors submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the independent auditors and the Company. The Audit Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for recommending that the Board of Directors take appropriate action to ensure the independence of the independent auditors.

Responsibilities

      In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changes in conditions and to ensure to the directors and shareholders that the corporate accounting, financial reporting, and control practices of the Company are in accordance with all requirements and are of the highest quality. The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors.

      In carrying out its responsibilities, the Audit Committee will:

1. Provide an open avenue of communication between the independent auditors and the Board of Directors.

2. Review and update the Audit Committee’s charter at least annually.

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3. Recommend to the Board of Directors the independent auditors to be nominated for shareholder approval, review the compensation of the independent auditors, and review and approve the discharge of the independent auditors.

4. Review annually the need for an internal audit department, given appropriate consideration to the size and complexity of the Company, and arrange for certain internal audit functions (if any are deemed to be necessary) to be outsourced to the extent the committee determines an internal auditing department is not vital.

5. Review the scope and related fees of all services provided by the independent auditors. Obtain a formal written statement from the independent auditors delineating all relationships between the Company and the independent auditors. Discuss with the independent auditors any disclosed relationships or services that may impact auditor objectivity and independence.

6. Inquire of management and the independent auditors about significant risks or exposures with respect to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and controls of the Company, and assess the steps management has taken to minimize such risks to the Company.

7. Consider, in consultation with the independent auditors, the audit scope and plan of the independent auditors.

8. Consider with management and the independent auditors the rationale for employing audit firms other than the principal independent auditors.

9. Review with the independent auditors the coordination of the audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

10. Consider and review with the independent auditors:

a. The adequacy of the Company’s internal controls including computerized information system controls and security.

b. Any related significant findings and recommendations of the independent auditors together with management’s responses thereto.

11. Review with management and the independent auditors at the completion of the annual examination:

a. The Company’s annual financial statements and related footnotes.

b. The independent auditors’ audit of the financial statements and their report thereon.

c. Any significant changes required in the independent auditors’ audit plan.

d. Any serious difficulties or disputes with management encountered during the course of the audit.

e. Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

12. Consider and review with management:

a. Significant findings during the year and management’s responses thereto.

b. Any difficulties encountered in the course of the audit.

c. Any changes required in the planned scope of the audit plan.

13. Review with management and the independent auditors the interim financial reports before they are filed with the SEC or other regulators. The Committee should attempt such review prior to any earnings release for such interim period, if such earnings release date is prior to the filing of the interim

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reports. The chair of the Audit Committee, or appointed delegate, may represent the committee for purposes of this review.

14. Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent auditors.

15. Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and programs and reports received from regulators, if any.

16. Meet with the independent auditors and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the Audit Committee.

17. Report committee actions to the Board of Directors with such recommendations as the committee may deem appropriate.

18. Prepare an Audit Committee Report for inclusion in the annual proxy statement that describes the committee’s composition and responsibilities and how they were discharged.

19. The Audit Committee shall have the power to conduct or authorize investigations into any matters within the committee’s scope of responsibilities. The committee shall be empowered to independently retain counsel, accountants, or others to assist it in the conduct of any investigation.

20. The committee shall meet four times per year or more frequently as circumstances require. The committee may ask members of management or others to attend any meeting and provide pertinent information as necessary.

21. The committee will perform such other functions as assigned by law, the Company’s charter or bylaws, or the Board of Directors.

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